CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Fort Pitt Capital Funds and to the use of our report dated November 19, 2004 on the financial statements and financial highlights of Fort Pitt Total Return Fund, a series of shares of Fort Pitt Capital Funds. Such financial statements and financial highlights appear in the 2004 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER

Philadelphia, Pennsylvania

February 24, 2005